Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Third Quarter Results

Whippany, New Jersey, August 6, 2020 -- Suburban Propane Partners, L.P. (NYSE: SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced earnings for its third quarter ended June 27, 2020.

Consistent with the seasonal nature of its businesses, the Partnership typically experiences a net loss in the third quarter of its fiscal year.  Net loss for the third quarter of fiscal 2020 was $15.6 million, or $0.25 per Common Unit, compared to a net loss of $29.0 million, or $0.47 per Common Unit, in the 2019 third quarter.  Excluding the effects of unrealized non-cash mark-to-market adjustments on derivative instruments in both years, as well as the $0.9 million pension settlement charge in the third quarter of fiscal 2020, adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA, as defined and reconciled below) increased $12.1 million, or 60.5%, to $32.2 million for the third quarter of fiscal 2020.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “The financial results for the fiscal 2020 third quarter were exceptionally strong for Suburban Propane – representing the highest level of Adjusted EBITDA for any third quarter in our history.  Our operating personnel demonstrated a tremendous commitment to safely providing our essential services to the customers and local communities we serve, while adapting to the ever-changing circumstances and new operating protocols to help protect the health and safety of our customers and employees.  We successfully adapted our business model to the shifting customer demand patterns, as an increase in residential demand more than offset softness in the commercial and industrial sectors during the third quarter.”

Mr. Stivala added, “As we look ahead, and as the country continues to deal with the unprecedented health crisis from COVID-19, there remains a level of uncertainty surrounding the length and depth of the economic slowdown associated with measures taken to mitigate the spread of the virus.  While we expect to experience continued softness in demand from our commercial and industrial customers in the near term, our efficient and flexible business model leaves us well positioned to support our customers and local communities as they recover.  In addition, we continue to execute on our customer base growth and retention initiatives and remain focused on expanding the use of propane in new applications as part of the recovery.  We have also taken proactive steps, with the previously announced reduction in our annualized distribution rate, to reduce our annual cash requirements in order to help accelerate our debt reduction efforts and to provide enhanced flexibility to make investments in line with our strategic growth initiatives.”

Retail propane gallons sold in the third quarter of fiscal 2020 of 75.4 million gallons increased 2.2% compared to the prior year third quarter.  Although weather during the third quarter typically has less of an impact on volumes sold than it does during the heating season, volumes in the third quarter of fiscal 2020 were positively impacted by cooler temperatures during April and May that resulted in strong residential heat-related demand.  The combination of the cooler weather and temporary stay-at-home governmental measures helped drive residential propane usage that more than offset the decline in commercial and industrial volumes due to the economic slowdown resulting from the COVID-19 pandemic.  Average temperatures (as measured by heating degree days) for April and May were 5% colder than normal and 17% colder than April and May of 2019.  Overall, average temperatures across all of the Partnership’s service territories for the third quarter of fiscal 2020 were comparable to normal and 12% colder than the prior year third quarter.

Revenues in the third quarter of fiscal 2020 of $206.9 million decreased $7.3 million, or 3.4%, compared to the prior year third quarter, primarily due to lower retail selling prices associated with lower wholesale product costs, partially offset by an increase in volumes sold.  Average propane prices (basis Mont Belvieu, Texas) for the third quarter of fiscal 2020 decreased 25.8% compared to the prior year third quarter.  Cost of products sold for the third quarter of fiscal 2020 of $59.7 million decreased $18.9 million, or 24.1%, compared to the prior year third quarter, primarily due to lower wholesale product costs.  Cost of products sold included a $0.9 million unrealized non-cash gain attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $0.1 million unrealized non-cash gain in the prior year third quarter.  These unrealized mark-to-market adjustments are excluded from Adjusted EBITDA for both periods in the table below.

Combined operating and general and administrative expenses of $113.2 million for the third quarter of fiscal 2020 decreased $1.1 million, or 0.9%, compared to the prior year third quarter, primarily due to savings from various cost containment efforts; including lower payroll and benefit-related costs, partially offset by higher variable operating costs to support higher residential demand.

During the third quarter of fiscal 2020, the Partnership repaid $35.4 million under its revolving credit facility from operating cash flows, which reduced outstanding borrowings under that facility to $109.7 million at the end of the third quarter.  The increase in Adjusted EBITDA, coupled with the debt repayment during the third quarter resulted in the Partnership’s Consolidated Leverage Ratio improving to 4.83x at the end of June 2020.

As previously announced on July 23, 2020, the Partnership’s Board of Supervisors has declared a quarterly distribution of $0.30 per Common Unit for the three months ended June 27, 2020.  The distribution is payable on August 11, 2020 to Common Unitholders of record as of August 4, 2020.

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. is a publicly traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1.0 million residential, commercial, industrial and agricultural customers through approximately 700 locations in 41 states.

Forward-Looking Statements

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•

The impact of the COVID-19 pandemic and the corresponding government response, including the impact across the Partnership’s businesses on demand and operations, as well as on the operations of the Partnership’s suppliers, customers and other business partners, and the effectiveness of the Partnership’s actions taken in response to these risks;

•

Volatility in the unit cost of propane, fuel oil and other refined fuels, natural gas and electricity, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes sold as a result of customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;
•

The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions, including the economic instability resulting from natural disasters such as pandemics, including the COVID-19 pandemic;

•	The ability of the Partnership to acquire sufficient volumes of, and the costs to the Partnership of acquiring, transporting and storing, propane, fuel oil and other refined fuels;
•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;
•	The ability of the Partnership to retain customers or acquire new customers;

•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•	The ability of management to continue to control expenses;
•

The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and climate change, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;
•	The impact of legal proceedings on the Partnership’s business;
•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;
•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;
•	The ability of the Partnership to continue to combat cybersecurity threats to our networks and information technology;
•	The impact of current conditions in the global capital and credit markets, and general economic pressures;
•	The operating, legal and regulatory risks the Partnership may face; and
•

Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 28, 2019 and other periodic reports filed with the SEC.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

# # #

Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Nine Months Ended June 27, 2020 and June 29, 2019

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Revenues
Propane	$179,049	$183,052	$812,160	$937,468
Fuel oil and refined fuels	11,702	12,921	69,095	83,428
Natural gas and electricity	6,099	7,527	25,018	38,527
All other	10,056	10,712	35,566	36,270
	206,906	214,212	941,839	1,095,693

Costs and expenses
Cost of products sold	59,689	78,596	328,407	462,703
Operating	96,086	97,804	313,550	305,367
General and administrative	17,098	16,445	49,808	54,938
Depreciation and amortization	29,153	30,151	87,715	90,845
	202,026	222,996	779,480	913,853

Operating income	4,880	(8,784)	162,359	181,840
Loss on debt extinguishment	—	—	109	—
Interest expense, net	18,474	18,906	56,722	58,041
Other, net	1,878	1,176	3,835	3,527

(Loss) income before provision for (benefit from) income taxes	(15,472)	(28,866)	101,693	120,272
Provision for (benefit from) income taxes	106	175	(253)	578

Net (loss) income	$(15,578)	$(29,041)	$101,946	$119,694

Net (loss) income per Common Unit - basic	$(0.25)	$(0.47)	$1.64	$1.93
Weighted average number of Common Units outstanding - basic	62,345	62,009	62,248	61,963

Net (loss) income per Common Unit - diluted	$(0.25)	$(0.47)	$1.63	$1.92
Weighted average number of Common Units outstanding - diluted	62,345	62,009	62,628	62,262

Supplemental Information:
EBITDA (a)	$32,155	$20,191	$246,130	$269,158
Adjusted EBITDA (a)	$32,194	$20,053	$248,216	$276,410
Retail gallons sold:
Propane	75,383	73,785	341,632	363,079
Refined fuels	4,797	4,331	23,354	26,707
Capital expenditures:
Maintenance	$2,741	$3,862	$10,641	$11,318
Growth	$2,890	$3,869	$15,474	$12,965

(more)

(a)

EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information that we determined is useful to evaluate our operating results.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP.  Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Net (loss) income	$(15,578)	$(29,041)	$101,946	$119,694
Add:
Provision for (benefit from) income taxes	106	175	(253)	578
Interest expense, net	18,474	18,906	56,722	58,041
Depreciation and amortization	29,153	30,151	87,715	90,845
EBITDA	32,155	20,191	246,130	269,158
Unrealized non-cash losses (gains) on changes in fair value of derivatives	(861)	(138)	1,077	7,252
Pension settlement charge	900	—	900	—
Loss on debt extinguishment	—	—	109	—
Adjusted EBITDA	$32,194	$20,053	$248,216	$276,410

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission ("SEC").  Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.